Exhibit 99
Camco Financial Announces Second Quarter 2007 Earnings
Cambridge, Ohio (Nasdaq: CAFI) — Camco Financial Corporation (Camco) reported net earnings for the quarter ended June 30, 2007, of $1.35 million, or $0.18 per share, compared to net earnings of $1.82 million, or $0.24 per share, for the same quarter in 2006. Assets totaled $1.04 billion at
June 30, 2007.
     For the six months ended June 30, 2007, Camco reported net earnings of $2.85 million compared to $3.49 million of net earnings reported for the first half of 2006. Earnings per share for the six months ended June 30, 2007 and 2006, were $0.38 and $0.46, respectively.
The following key items summarize the Company’s financial results during the second quarter of 2007:
•	Loans receivable increased $4.9 million;

•	While total deposits decreased $3.3 million, retail deposits increased by $1.7 million;

•	Nonperforming assets increased $904,000 but remained at 2.04% of assets

•	Net losses on REO totaled $339,000, primarily due to the sale of a single property;

•	Net interest income increased as net interest margin improved;

•	A new banking office was launched in London, Ohio;

•	Camco committed to issuing $5.0 million of trust preferred securities to support its previously announced share repurchase program; and,

•	A quarterly dividend of $0.15 per share was declared.
President and CEO Richard C. Baylor commented, “We are not satisfied with our net earnings for the second quarter and we continue to deal with a high level of nonperforming assets. The state of Ohio, in general, is plagued by higher than average unemployment and very high delinquencies. However, our conservative lending standards have mitigated our loan losses to an annualized rate of only 0.10% of loans through the first half of 2007.”
Mr. Baylor continued, “While we continue to increase our efforts on the collection and workout of nonperforming loans, we cannot lose sight of our strategic vision to transform our balance sheet to a commercial bank and grow our core deposit base. Consistent with this plan, we added commercial lenders and reduced our reliance on wholesale deposits during the quarter as we were able to increase relationship-building retail deposits. We have launched a new suite of checking accounts in July that will target small and medium-sized businesses, and we have begun pilot testing Advantage24©, our brand of remote deposit capture. These tactical initiatives are occurring in the midst of an enterprise-wide renewal of our merchandising program and investment in our stores to enhance the customer experience.”
Review of Financial Performance
Net Interest Margin: During the second quarter of 2007, net interest margin increased to 2.98% from 2.94% in the first quarter of 2007. Interest spread widened by 3 basis points to 2.61% during the quarter. The increase in the net interest margin of 4 basis points was primarily the result of a higher yield on earning assets as the Company’s asset mix shifted further to loans due to the maturity of investment securities. Cost of funds increased 14 basis points to 4.00%, which reflects continued competitive pressure for deposits in Ohio and the increase in market rates. A favorable shift in the deposit portfolio mix toward lower cost core deposits helped to offset rising interest rates as certificates of deposit declined $8.5 million during the quarter and core deposits increased $5.2 million.
Noninterest Income: For the quarter ended June 30, 2007, total noninterest income decreased to $1.06 million from $1.47 million for the same period last year. Total noninterest income declined $505,000 from the first quarter of 2007. This decrease was primarily due to net losses on other real estate owned of $339,000 in the second quarter or 2007. Most of this net loss is attributable to the sale of a commercial property that secured a loan to which the Company was a participant.
For the quarter ended June 30, 2007, $13.2 million of loans were sold with a total gain of $71,000 compared to $15.7 million sold in the second quarter of 2006 for a gain of $80,000. Continued rising interest rates and a slowdown in housing sales have caused a reduction in loan applications.
Noninterest Expense: For the quarter ended June 30, 2007, noninterest expense totaled $6.44 million compared to $5.94 million for the comparable period in 2006, an increase of 8.30%. Noninterest expense decreased $127,000 from the first quarter of 2007, primarily due to the adjustment of a post-retirement accrual due to the departure of a member of senior management. As a percentage of average assets, operating expenses increased to 2.46% in 2007 from 2.23% in the second quarter of 2006. The year-over-year increase is primarily due to increases in occupancy and equipment and marketing and advertising expense as the Company has launched two branches since June 30, 2006, and a new merchandising campaign is underway to improve the sales delivery process. Additionally, employee compensation and benefits increased due to the hiring of branch personnel related to the launch of the banking offices and revenue-generating commercial lenders.
NASDAQ: CAFI · www.camcofinancial.com

Asset Quality: Nonperforming loans as a percentage of loans increased to 2.17% at June 30, 2007, from 2.04% at March 31, 2007, and 1.85% at June 30, 2006. At June 30, 2007, nonperforming loans totaled $18.2 million, of which 50.1% were single-family residential loans. The allowance for loan losses as a percentage of loans decreased to 84 basis points at June 30, 2007, as annualized net charge-offs as a percentage of loans were 0.11% during the second quarter of 2007 and 0.10% during the first six months of this year.
Strategic Vision:
Balance Sheet Transformation: Camco continues to execute and manage its long-term strategic plan. This plan encompasses the diversification of the balance sheet primarily through increasing commercial, commercial real estate and consumer loan portfolios as well as transaction-based deposits. At June 30, 2007, residential mortgage loans secured by one-to-four family properties fell to 48% of the loan portfolio from 51% at June 30, 2006, as lending efforts continue to be focused on commercial and consumer loans.
Share Repurchase Plan: In April 2007, Camco announced the renewal of a share repurchase plan that authorized the buyback of up to 5% of Camco’s common stock. During the first six months of 2007, Camco has repurchased 135,221 shares in 2007. In June 2007, Camco agreed to participate in the issuance of $5.0 million of trust preferred securities. The issuance is expected to close on July 31, 2007. The proceeds from the issuance will be used to fund the share repurchase plan and general corporate purposes.
Branch Optimization and Product Development: During the second quarter, Camco initiated an internal and external review of its branch network and sales delivery channels and made progress toward the launch of several key deposit products. The review has focused on operational process efficiency, noninterest income enhancement and branch delivery. Camco will begin implementing the results of this initiative in the second half of 2007. Advantage Bank will launch a new suite of checking accounts in July 2007 that focus on small and medium-sized businesses. Additionally, Advantage Bank will pilot test Advantage24© in the second half of 2007. This product offers electronic remote deposit capture that allows business owners to deposit checks from their home offices, eliminating the need to drive to an Advantage Bank branch to make deposits.
About Camco Financial Corporation: Camco Financial Corporation, holding company for Advantage Bank, is a multi-state financial holding company headquartered in Cambridge, Ohio. Advantage Bank and its affiliates offer community banking that includes commercial, business and consumer financial services, internet banking and title insurance services from 30 offices in 23 communities in Ohio, Kentucky and West Virginia. Additional information about Camco Financial may be found on the Company’s web sites: www.camcofinancial.com or www.advantagebank.com.
NASDAQ: CAFI · www.camcofinancial.com

The words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demands for loans in the Company’s market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
Financials Attached.
NASDAQ: CAFI · www.camcofinancial.com

Camco Financial Corporation
Condensed Consolidated Statements of Financial Condition
(In thousands, except for per share data and Shares Outstanding)

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	6/30/07	3/31/07	12/31/06	9/30/06	6/30/06
Assets

Cash and Cash Equivalents	21,596	24,099	26,542	21,459	32,938
Investments	102,275	108,602	110,955	113,625	114,586

Loans Held for Sale	3,134	3,415	3,664	3,423	2,115

Loans Receivable	843,535	838,637	831,722	844,921	852,921
Allowance for Loan Loss	(7,020)	(7,126)	(7,144)	(7,084)	(7,639)

Loans Receivable, Net	836,515	831,511	824,578	837,837	845,282

Goodwill	6,683	6,683	6,683	6,683	6,683
Other Assets	74,458	75,080	75,794	74,570	72,069

Total Assets	$1,044,661	$1,049,390	$1,048,216	$1,057,597	$1,073,673

Liabilities

Deposits	682,011	685,341	684,782	684,911	681,905
Borrowed Funds	259,750	258,285	257,139	268,935	290,441
Other Liabilities	12,752	14,533	15,203	13,055	11,224

Total Liabilities	954,513	958,159	957,124	966,901	983,570

Stockholders Equity	90,148	91,231	91,092	90,696	90,103

Total Liabilities and Stockholders’ Equity	$1,044,661	$1,049,390	$1,048,216	$1,057,597	$1,073,673

Stockholders’ Equity to Total Assets	8.63%	8.69%	8.69%	8.58%	8.39%

Total Shares Outstanding	7,327,835	7,419,546	7,463,056	7,460,813	7,488,813

Book Value Per Share	$12.30	$12.30	$12.21	$12.16	$12.03

Camco Financial Corporation
Condensed Consolidated Statements of Earnings
Quarterly Information
(In thousands, except for per share data and shares outstanding)

	3 Months	3 Months	3 Months	3 Months	3 Months
	Ended	Ended	Ended	Ended	Ended
	6/30/07	3/31/07	12/31/06	9/30/06	6/30/06
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Interest Income:
Loans	14,577	14,151	14,164	13,860	13,491
Mortgage-backed securities	533	560	585	602	608
Investment securities	600	640	603	590	539
Interest-bearing deposits and other	825	838	822	848	825

Total Interest Income	16,535	16,189	16,174	15,900	15,463

Interest Expense:
Deposits	6,330	6,004	5,972	5,744	5,108
Borrowings	2,755	2,798	2,770	2,904	2,900

Total Interest Expense	9,085	8,802	8,742	8,648	8,008

Net Interest Income	7,450	7,387	7,432	7,252	7,455
Provision for Losses on Loans	120	195	360	360	360

Net Interest Income After Provision for Loan Losses	7,330	7,192	7,072	6,892	7,095

Noninterest Income
Late charges, rent and other	685	776	616	642	726
Loan servicing fees	343	352	345	354	353
Service charges and other fees on deposits	430	380	371	325	431
Gain on sale of loans	71	86	60	56	80
Mortgage servicing rights	(127)	(53)	(368)	(113)	(46)
Gain on sale of investment, mbs & fixed assets	—	10	(3)	23	1
Gain(loss) on sale of real estate acq’d through foreclosure	(339)	17	(5)	(41)	(80)

Total noninterest income	1,063	1,568	1,016	1,246	1,465

Non interest expense
Employee compensation and benefits	3,092	3,345	3,085	3,218	3,016
Occupancy and equipment	875	869	797	825	780
Data processing	285	285	302	316	333
Advertising	339	322	316	319	220
Franchise taxes	286	268	268	285	228
Other operating	1,559	1,474	1,527	1,447	1,366

Total noninterest expense	6,436	6,563	6,295	6,410	5,943

Net Income — Before Income Tax	1,957	2,197	1,793	1,728	2,617
Provision for income taxes	610	693	533	608	802

Net Earnings from Operations	1,347	1,504	1,260	1,120	1,815

Earnings Per Share Reported:
Basic	$0.18	$0.20	$0.17	$0.15	$0.24
Diluted	$0.18	$0.20	$0.17	$0.15	$0.24

Basic Weighted Number of Shares Outstanding	7,392,499	7,457,583	7,462,642	7,474,665	7,521,529
Diluted Weighted Number of Shares Outstanding	7,393,779	7,458,931	7,464,547	7,477,519	7,524,787

Camco Financial Corporation
Selected Ratios and Statistics
Periods Ended June 30, 2007 and 2006
(In thousands, except for per share data and shares outstanding)

	6 Months	6 Months	3 Months	3 Months
	Ended	Ended	Ended	Ended
	6/30/07	6/30/06	6/30/07	6/30/06
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Reported:

Return on Average Equity	6.24%	7.69%	5.91%	8.02%

Return on Average Assets	0.54%	0.65%	0.54%	0.68%

Interest Rate Spread	2.60%	2.70%	2.61%	2.63%

Net Interest Margin	2.96%	2.98%	2.98%	2.91%

Yield on earning assets	6.53%	5.99%	6.61%	6.04%

Cost of deposits	3.79%	2.98%	3.88%	3.14%

Cost of funds	4.29%	3.95%	4.31%	4.03%

Total cost of interest bearing liabilities	3.93%	3.29%	4.00%	3.41%

Noninterest expense/average assets	2.48%	2.29%	2.46%	2.23%

Efficiency Ratio	74.42%	67.79%	75.60%	66.63%

Non performing assets to total assets	2.04%	1.65%	2.04%	1.65%

Non performing loans to total net loans including loans held for sale	2.17%	1.85%	2.17%	1.85%

Allowance for loan losses to total loans	0.84%	0.90%	0.84%	0.90%
Ratios are based upon the mathematical average of the balances at the end of each month for the quarter and were annualized where appropriate

Camco Financial Corporation
Averages for Quarters Ended
June and March 2007, and December 2006
(In thousands, except for per share data and shares outstanding)

	Average Table - Quarter Ended
	June 30, 2007			March 31, 2007			December 31, 2006
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate

Interest — Earning Assets:
Loans held for sale	4,190	—		4,230			2,922
Loans receivable — net	834,249	14,577	6.95%	828,196	14,151	6.80%	829,040	14,164	6.81%
Mortgage-backed securities	50,479	533	4.22%	52,860	560	4.24%	55,381	585	4.23%
Investment securities	54,313	600	4.42%	58,057	640	4.41%	56,888	603	4.24%
Interest-bearing deposits and other	57,725	825	5.72%	61,312	838	5.47%	61,293	822	5.36%

Total interest earning assets	1,000,956	16,535	6.61%	1,004,655	16,189	6.45%	1,005,524	16,174	6.43%

Noninterest-earning assets	46,760			45,006			44,082

Total Assets	1,047,716			1,049,661			1,049,606

Interest-Bearing Liabilities:
Deposits	651,792	6,330	3.88%	649,451	6,004	3.70%	651,506	5,972	3.67%
Advances & Borrowings	255,830	2,755	4.31%	261,510	2,798	4.28%	261,292	2,770	4.24%

Total interest-bearing liabilities	907,622	9,085	4.00%	910,961	8,802	3.86%	912,798	8,742	3.83%

Noninterest-bearing sources:
Noninterest-bearing liabilities	48,890			47,198			45,673
Shareholders’ equity	91,204			91,502			91,135

Total Liabilities and Shareholders’ Equity	1,047,716			1,049,661			1,049,606

Net Interest Income & Margin		7,450	2.98%		7,387	2.94%		7,432	2.96%